UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549




                                           FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.




  Commission File Number:  333-120966-11


    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2005-3  Trust

  (Exact name of Registrant as specified in its charter)




    c/o Wells Fargo Bank, N.A.
    9062 Old Annapolis Road
    Columbia, MD 21045
    (410) 884-2000



     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


  1A1

  2A1

  3A1

  3A10

  3A11

  3A12

  3A13

  3A14

  3A15

  3A16

  3A17

  3A18

  3A19

  3A2

  3A20

  3A21

  3A22

  3A23

  3A24

  3A25

  3A26

  3A27

  3A28

  3A29

  3A3

  3A30

  3A31

  3A32

  3A33

  3A34

  3A4

  3A5

  3A6

  3A7

  3A8

  3A9

  4A1

  5A1

  5A2

  6A1

  6A2

  6A3

  6A4

  6X

  7A1

  7A2

  7A3

  7A4

  7A5

  AP

  AR

  AR-L

  AX

  CB1

  CB2

  CB3

  CB4

  CB5

  CB6

  CX

  DB1

  DB2

  DB3

  DB4

  DB5

  DB6

  PP


  (Title of each class of securities covered by this Form)

     None

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           / /

     Rule 12g-4(a)(1)(ii)          / /

     Rule 12g-4(a)(2)(i)           / /

     Rule 12g-4(a)(2)(ii)          / /

     Rule 15d-6                    /X/

     Rule 12h-3(b)(1)(i)           /X/

     Rule 12h-3(b)(1)(ii)          / /

     Rule 12h-3(b)(2)(i)           / /

     Rule 12h-3(b)(2)(ii)          / /


  Approximate number of holders of record as of the certification or notice date:
                Less than 300 Holders




  Pursuant to the requirements of the Securities Exchange Act of 1934,

    Credit Suisse First Boston Mortgage Securities Corporation
    Mortgage-Backed P/T Certificates,
    Series 2005-3  Trust


  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: 01/19/2006
  By: /s/ Beth Belfield, Officer



  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.